Exhibit 99.1

ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 3000 HOUSTON, TX 77010

NEWS    RELEASE

ZAZA ENERGY ANNOUNCES RECEIPT OF NASDAQ NOTIFCATION LETTER

HOUSTON – August 21, 2012 – ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) announced today that on August 15, 2012, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”), as expected, indicating that since ZaZa has not filed its Form 10-Q for the period ended June 30, 2012, the Company does not comply with NASDAQ’s Listing Rule 5250(c)(1) for continued listing.  No later than August 30, 2012, ZaZa is required to submit an update to the Company’s original plan, previously provided to NASDAQ, to regain compliance with NASDAQ’s filing requirements for continued listing.

The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Capital Market. ZaZa is working diligently to complete the preparation of its Form10-Q so that it may become current in its filings with the Securities and Exchange Commission.  In part due to the completion of its transaction with Hess Corporation announced on July 26, 2012, ZaZa now anticipates that it will file its Form 10-Q in the near future, and expects that it will fully regain compliance with the NASDAQ continued listing requirements.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford, Eaglebine and Paris Basin resource plays. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Sard Verbinnen & Co.

Dan Gagnier, +1-212-687-8080

dgagnier@sardverb.com

713-595-1900 (OFFICE)  •  713-595-1919 (FAX)  •  WWW.ZAZAENERGY.COM